Exhibit 107

Calculation of Filing Fee Tables

F-3
(Form Type)

Diversified Energy Company PLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares	457(r) and 457(b) (1)	(2)	(2)	(2)	(1)	(1)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—

(1)
The registrant is deferring payment of the registration fee pursuant to Rule 456(b) under the Securities Act of 1933, as amended (the “Securities Act”), and is excluding this information in reliance on Rule 456(b) and Rule 457(r) under the Securities Act. Any additional registration fees will be paid subsequently in advance or on a pay-as-you-go basis.

(2)
An indeterminate amount of the registrant’s ordinary shares is being registered as may from time to time be offered hereunder at indeterminate prices. Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional ordinary shares that may be offered or issued in connection with any stock split, stock dividend or other similar transactions or pursuant to anti-dilution provisions of the ordinary shares.